Ex 99.1

JCPENNEY REPORTS THIRD QUARTER RESULTS

Third Quarter Highlights

·	Earnings of $0.19 per share
·	Comparable store sales up 1.9 percent, third consecutive quarter of growth
·	Operating expenses well-managed during the quarter
·	Highly successful launch of Liz Claiborne® brand, now available exclusively at JCPenney
·	Opened 16 Sephora inside JCPenney beauty boutiques bringing total to 231

PLANO, Texas, Nov. 12, 2010 -- J. C. Penney Company, Inc. (NYSE: JCP) reported net income of $44 million dollars or $0.19 per share for the quarter ended Oct. 30, 2010, compared to $0.11 per share in last year’s third quarter.  Comparable store sales were positive for the third consecutive quarter, increasing 1.9 percent over last year.  These results reflect the Company’s focus on growing top-line sales in stores and online, while managing costs and expenses in order to drive profitability.

“We planned for our new merchandising initiatives to begin to take hold in the second half, and it’s playing out this way.  In addition to the highly successful launch of the iconic Liz Claiborne brand, which is now exclusive to JCPenney, we have seen clear signs of strength in key businesses, and our Sephora inside JCPenney concept continues to surpass our expectations.  At the same time, our strengths in sourcing, and planning and allocation have allowed us to offer very sharp price points and to flow inventory into our stores in a way that reflects the ongoing trend of customers buying closer to need. Even including the impact of our strategic decision to wind down our catalog business, our improving sales combined with our focus on managing expenses allowed us to maintain strong profitability,” said Myron E. (Mike) Ullman, III, chairman and CEO.

In the quarter, the Company launched several exciting merchandise initiatives, including Liz Claiborne, MNG by Mango® and Call it Spring™ by The ALDO Group — all exclusive to JCPenney.  The Company also opened 16 Sephora inside JCPenney beauty boutiques, and will end the year with 231 locations, bringing this highly successful offering to even more customers.

“As we enter the fourth quarter and all-important holiday season, our gift assortment is better than ever, including many exciting styles under our new brands.  We expect the environment to remain highly promotional and we have planned a robust calendar of events to ensure customers know that JCPenney should be their first-choice shopping destination. The combination of great style, compelling value, and our award-winning customer service is designed to make the holiday shopping season rewarding and exciting for our customers and their families.  Across our Company, there is a commitment to maintaining a culture of operational excellence and great enthusiasm about the progress we are making and the initiatives we are pursuing to drive growth now and over the longer term,” Ullman added.

Sales
Comparable store sales for the quarter increased 1.9 percent over last year, the Company’s third consecutive quarter of growth.  Internet sales through jcp.com were $361 million in the third quarter, increasing 3.0 percent over last year as the Company’s online growth initiatives begin to take hold.  Overall, the strongest merchandise results were in shoes and men’s apparel, and geographically, the best performances were in the southeast and southwest regions of the country.  Total sales increased 0.2 percent for the quarter.  As expected, total sales for the quarter were impacted by the Company’s discontinuation of its Big Book catalogs this year.

Operating Performance

Operating income for the third quarter increased 15.9 percent to $124 million or 3.0 percent of sales compared to $107 million last year.  The non-cash qualified pension plan expense was $56 million in the third quarter compared to $73 million in the same period last year.    Excluding the impact of the pension plan expense from both this year’s and last year’s third quarter, adjusted operating income, as a percent of sales, was 4.3 percent, flat to last year.  A reconciliation of non-GAAP adjusted operating income is included with this release.

For the quarter, gross margin dollars decreased $61 million to 39.0 percent of sales.  In the same quarter last year, gross margins were 40.6 percent of sales, a near historic peak for the Company.  SG&A expenses were well managed decreasing $52 million or 3.8 percent when compared to last year’s third quarter, including the impact of a reduction in the Company’s incentive compensation accrual.  Total operating expenses declined $78 million to 36.0 percent of sales in the third quarter, compared to 38.0 percent from the same period last year.

Financial Condition

The Company ended the third quarter with $1.7 billion in cash and cash equivalents on its balance sheet.  Interest expense for the quarter was $57 million compared to $64 million in last year’s third quarter.

Outlook
Management’s guidance for the fourth quarter is as follows:
·	Comparable store sales: expected to increase 3 to 4 percent.
·	Total sales: due to the impact from the Company’s discontinuation of its Big Book catalogs, total sales are expected to increase approximately 150 basis points less than comparable store sales.
·	Gross margin rate: expected to be modestly lower than last year’s historic peak margins in the fourth quarter.
·	SG&A expenses: SG&A dollars are expected to increase approximately 1 to 2 percent.
·	Depreciation and amortization: approximately $141 million.
·	Interest expense: approximately $58 million.
·	Income tax rate: approximately 37 percent.
·	EPS: expected to be in the range of $0.90 to $1.00 per share.
·	Average shares for EPS calculation: approximately 238 million common shares.

For the full year, the company continues to expect comparable store sales to increase low single digits and earnings to be in the range of $1.40 to $1.50 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, Nov. 12, 2010, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial (877) 407-0778, or (201) 689-8565 for international callers, and reference the JCPenney Third Quarter Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing 877-660-6853, account code 286, conference ID number 350564.   The live webcast may be accessed via JCPenney's Investor Relations page at jcpenney.net, on streetevents.com (for members) or on investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Kristin Hays (972) 431-5500
jcpinvestorrelations@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney, one of America's leading retailers, operates over 1,100 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, JCPenney offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.6 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information visit www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

#  #  #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three months ended			Nine months ended
	Oct. 30,	Oct. 31,	% Inc.	Oct. 30,	Oct. 31,	% Inc.
	2010	2009	(Dec.)	2010	2009	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 4,189	$ 4,179	0.2%	$ 12,056	$ 12,006	0.4%
Gross margin	1,635	1,696	(3.6)%	4,817	4,790	0.6%
Operating expenses:
Selling, general and administrative (SG&A)	1,324	1,376	(3.8)%	3,886	3,873	0.3%
Qualified pension plan	56	73	(23.3)%	166	227	(26.9)%
Supplemental pension plans	8	10	(20.0)%	25	29	(13.8)%
Total pension	64	83	(22.9)%	191	256	(25.4)%
Depreciation and amortization	128	123	4.1%	379	364	4.1%
Pre-opening	2	4	(50.0)%	7	27	(74.1)%
Real estate and other (income)/loss, net	(7)	3	(100+)%	(20)	(10)	100.0%
Total operating expenses	1,511	1,589	(4.9)%	4,443	4,510	(1.5)%
Operating income	124	107	15.9%	374	280	33.6%
Net interest expense	57	64	(10.9)%	173	195	(11.3)%
Bond premiums and unamortized costs	-	-	-	20	-	-
Income before income taxes	67	43	55.8%	181	85	112.9%
Income tax expense	23	16	43.8%	63	34	85.3%
Net income	$ 44	$ 27	63.0%	$ 118	$ 51	131.4%

Earnings per share - diluted	$ 0.19	$ 0.11	72.7%	$ 0.50	$ 0.22	127.3%

FINANCIAL DATA:
Comparable store sales increase	1.9%	(4.6)%		1.5%	(7.2)%

Ratios as a percentage of sales:
Gross margin	39.0%	40.6%		40.0%	39.9%
SG&A expenses	31.6%	32.9%		32.2%	32.3%
Total operating expenses	36.0%	38.0%		36.9%	37.6%
Operating income	3.0%	2.6%		3.1%	2.3%
Effective income tax rate	34.3%	37.2%		34.8%	40.0%

COMMON SHARES DATA:
Outstanding shares at end of period	236.5	236.0		236.5	236.0
Average shares outstanding (basic shares)	236.4	235.9		236.3	230.7
Average shares used for diluted EPS	237.8	237.6		237.7	231.7

J. C. PENNEY COMPANY, INC.
SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Oct. 30,	Oct. 31,
	2010	2009

SUMMARY BALANCE SHEETS:
Cash in banks and in transit	$ 199	$ 217
Cash short-term investments	1,467	1,912
Cash and cash equivalents	1,666	2,129
Merchandise inventory	4,267	4,018
Income taxes receivable	464	523
Prepaid expenses and other	222	250
Property and equipment, net	5,285	5,319
Prepaid pension	391	25
Other assets	657	534
Total assets	$ 12,952	$ 12,798

Merchandise accounts payable	$ 1,766	$ 1,794
Other accounts payable and accrued expenses	1,459	1,486
Current maturities of long-term debt	-	393
Long-term debt	3,099	2,999
Long-term deferred taxes	994	810
Other liabilities	693	728
Total liabilities	8,011	8,210
Stockholders' equity	4,941	4,588
Total liabilities and stockholders' equity	$ 12,952	$ 12,798

	Nine months ended
	Oct. 30,	Oct. 31,
	2010	2009
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash (used in)/provided by:
Total operating activities	$ (518)	$ 473
Investing activities:
Capital expenditures	(380)	(424)
Proceeds from sale of assets	4	12
Total investing activities	(376)	(412)
Financing activities:
Proceeds from debt	392	-
Payments of debt	(693)	(113)
Financing costs	(14)	(32)
Changes in stock	6	1
Dividends paid	(142)	(136)
Total financing activities	(451)	(280)
Cash (paid) for discontinued operations	-	(4)
Net (decrease) in cash and cash equivalents	(1,345)	(223)
Cash and cash equivalents at beginning of period	3,011	2,352
Cash and cash equivalents at end of period	$ 1,666	$ 2,129

J. C. PENNEY COMPANY, INC.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

ADJUSTED OPERATING INCOME, NET INCOME AND EARNINGS PER SHARE

We define (i) adjusted operating income as operating income excluding the non-cash impact of the qualified pension plan and (ii) adjusted net income and adjusted earnings per share as net income and earnings per share, respectively, excluding the after-tax non-cash impact of the qualified pension plan.  We believe that the presentation of adjusted operating income, adjusted net income, and adjusted earnings per share, which our management relies on to assess our operating results, is useful in order to better understand the operating performance of our core business, provide enhanced visibility into our selling, general and administrative expense structure and to facilitate the comparison of our results to the results of our peer companies. Unlike our normal operating expenses, pension expense is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors that are beyond our control, such as market volatility. We believe it is useful to investors to understand the impact of the non-cash qualified pension expense on our results of operations, which provides more meaningful year-over-year comparisons.

ADJUSTED OPERATING INCOME

The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, which excludes the impact of the qualified pension plan, a non-GAAP financial measure:

	Three months ended			Nine months ended
	Oct. 30,	Oct. 31,	% Inc.	Oct. 30,	Oct. 31,	% Inc.
	2010	2009	(Dec.)	2010	2009	(Dec.)
Operating income	$ 124	$ 107	15.9%	$ 374	$ 280	33.6%
As a percent of sales	3.0%	2.6%		3.1%	2.3%
Add: Qualified pension plan expense	56	73		166	227
Adjusted operating income (non-GAAP)	$ 180	$ 180	-	$ 540	$ 507	6.5%
As a percent of sales	4.3%	4.3%		4.5%	4.2%

ADJUSTED NET INCOME AND EARNINGS PER SHARE

The following table reconciles net income and earnings per share, the most directly comparable GAAP measure, to adjusted net income and earnings per share, which excludes the impact of the qualified pension plan, net of tax, a non-GAAP financial measure:

	Three months ended			Nine months ended
	Oct. 30,	Oct. 31,	% Inc.	Oct. 30,	Oct. 31,	% Inc.
	2010	2009	(Dec.)	2010	2009	(Dec.)
Net income	$ 44	$ 27	63.0%	$ 118	$ 51	131.4%
Earnings per share - diluted	$ 0.19	$ 0.11	72.7%	$ 0.50	$ 0.22	127.3%
Add: Qualified pension plan expense net of tax
of $20, $28, $61 and $88	36	45		105	139
Adjusted net income (non-GAAP)	$ 80	$ 72	11.1%	$ 223	$ 190	17.4%
Adjusted earnings per share - diluted (non-GAAP)	$ 0.34	$ 0.30	13.3%	$ 0.94	$ 0.82	14.6%

J. C. PENNEY COMPANY, INC.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

FREE CASH FLOW

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities excluding discretionary cash contributions to our primary pension plan and associated tax impact, less capital expenditures and dividends paid, plus the proceeds from the sale of assets. Adjustments to exclude discretionary pension plan contributions are more indicative of our ability to generate cash flows from operating activities. We believe discretionary contributions to our pension plan are more reflective of financing transactions to pay-down off- balance sheet debt relating to the pension liability. Free cash flow is a relevant indicator of our ability to repay maturing debt, both on and off-balance sheet, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Nine months ended
	Oct. 30,	Oct. 31,
	2010	2009
Net cash (used in)/provided by operating activities	$ (518)	$ 473
Add:
Discretionary pension contribution	392	-
Proceeds from sale of assets	4	12
Less:
Tax benefit from pension contribution	(63)	(67)
Capital expenditures	(380)	(424)
Dividends paid	(142)	(136)
Free cash flow (non-GAAP)	$ (707)	$ (142)